January 5th, 2013

E-World USA Holding, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel and rendered a legal opinion attached hereto (the “Opinion”) in connection with issues relating to compliance with the laws of People’s Republic of China by E-World USA Holding, Inc. (the “Company”) as set forth in a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the U. S. Securities and Exchange Commission filed on November 9, 2012.

We have reviewed SEC comments concerning compliance with the laws of People’s Republic of China by E-World USA Holding, Inc. in a letter to the Company from the SEC dated December 7, 2012 concerning disclosure concerning compliance with the laws of People’s Republic of China by E-World USA Holding, Inc. in the Registration Statement. Notwithstanding the SEC’s questions concerning disclosure concerning compliance with the laws of People’s Republic of China by E-World USA Holding, Inc. in the Registration Statement, based on the reasons set forth in the Opinion, we are of the opinion that the business activities of E-World USA Holding, Inc. as described in the Opinion and the Registration Statement are in full compliance with the laws of People’s Republic of China.

We hereby consent to the discussion of the Opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Very truly yours,

广东深泰和秦律师事务所(Guangdong Shenzhen TAHOTA Law Firm)

LAWYER: 黄远兵

/s/黄远兵2013.1.6

Address: Room C\D,Floor 5,Block 6,Jingan Shengshi Buliding, Yantian Road, Yantian District,Shenzhen

Tel:86-755-25558080

Fax:86-755-82637280